Exhibit 10.2

3COM EUROPE LIMITED DEBT FORGIVENESS AND BONUS AGREEMENT

This Debt Forgiveness and Bonus Agreement (“Agreement”) is made as of this 12th day of April 1999, by and between 3Com Europe Limited (the “Company”) and John McClelland (“Employee”).

WHEREAS, Employee has executed that certain Full Recourse Promissory Note, dated the date hereof (the “Note”), and has delivered the Note to the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the parties hereby agree as follows:

1.             Debt Forgiveness.

1.1           Schedule of Debt Forgiveness.  The obligation of Employee to pay principal to the Company pursuant to the Note (the “Debt”) shall be forgiven as to 25% of the overall Debt on each anniversary of this Agreement, so that the entire Debt will be forgiven as of the fourth anniversary of this Agreement.

1.2           Condition to Debt Forgiveness.  Section 1.1 of this Agreement shall only be effective so long as Employee is employed by the Company.  Termination of Employee’s employment shall have no effect on amounts previously forgiven hereunder.

2.             Bonus.  The Company agrees to “gross-up” Employee for imputed income he recognizes by virtue of the Note not bearing interest such that the economic effect to Employee is the same as if there was no imputed income associated with the note not bearing interest.

3.             Withholding.  To the extent income taxes or other taxes are required to be withheld as a result of the forgiveness of the Debt, Employee agrees to have such taxes withheld from Employee’s regular periodic pay covering the period in which the forgiveness occurs.  To the extent such regular periodic pay for the period in which the forgiveness occurs is insufficient to meet such withholding requirement, Employee agrees to either have the excess of such taxes withheld from earlier or later regular periodic pay as may be permitted by law or to meet such withholding requirement by making a payment to the Company.

3.             Additional Provisions.

3.1           Severability.  In the event that any provision thereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

3.2           No Oral Modification.  This Agreement may only be amended in writing signed by the Party against whom the amendment is being sought.

3.3           Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute and effective, binding agreement on the part of each of the undersigned.  Execution and deliver of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of the Agreement by such party.  Such facsimile copies shall constitute enforceable original documents.

3.4           Prior Agreements.  This Agreement and the Note supersede in their entirety all prior agreements relating to the Note and the Debt forgiveness, written or oral, including the offer letter to Employee from the Company dated ___________, 1999.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

3Com Europe Limited

By:	/s/ Beth Tope

Print

Name:	/s/ Beth Tope

Title:	HR Manager

/s/ John McClelland

EMPLOYEE